Exhibit 10.20

SALLY BEAUTY HOLDINGS, INC.

ANNUAL INCENTIVE PLAN

(As Amended on September 23, 2021)

SECTION 1

Purpose

The purpose of the Sally Beauty Holdings, Inc. Annual Incentive Plan is to permit Sally Beauty Holdings, Inc., and its consolidated subsidiaries (the “Company”), through awards of annual cash incentive compensation, to attract and retain executive officers and other key employees and to motivate these employees to promote the profitability and growth of the Company.

SECTION 2

Definitions

“Active Employee” shall mean the employee is on the active payroll of the Company or any Subsidiary or Parent, as applicable, and has not experienced a voluntary or involuntary termination of employment with the Company or any Subsidiary or Parent for any reason.

“Affiliate” means (i) any Subsidiary or Parent, or (ii) an entity that directly or through one or more intermediaries controls, is controlled by or is under common control with, the Company, as determined by the Committee

“Award” shall mean the amount earned and paid to a Participant under the Plan for a Performance Period.

“Board” shall mean the Board of Directors of the Company, or the successor thereto.

“Cause” as a reason for a Participant’s termination of employment shall have the meaning assigned such term in the employment, severance or similar agreement, if any, between such Participant and the Company or an Affiliate, provided, however that if there is no such employment, severance or similar agreement in which such term is defined, “Cause” shall mean any of the following acts, as determined in good faith by the Committee or the Board: (i) the continued and willful failure of the Participant substantially to perform the duties of Participant’s employment or other service for the Company or any Subsidiary (other than any such failure due to the Participant’s Disability); (ii) the Participant’s engaging in willful or serious misconduct that has caused or could reasonably be expected to result in material injury to the Company or any of its Subsidiaries or Affiliates, including, but not limited to, by way of damage to the Company’s or a Subsidiary’s or Affiliate’s reputation or public standing; (iii) the Participant’s commission of a felony involving the business, assets, customers or clients of the Company or any Affiliate, or charge with, indictment for, conviction of, pleading guilty to, confession to, or entering of a plea of nolo contendere by Participant for any other felony or any crime involving fraud, dishonesty, moral turpitude, or a breach of trust; or (iv) the Participant’s material violation or breach of the Company’s or any Subsidiary’s code of conduct or ethics or other Company or Subsidiary policy or rule or the material breach by the Participant of any of his obligations under any written covenant or agreement with the Company or any of its Subsidiaries or Affiliates.

“Change in Control” shall have the meaning set forth in the Stock Plan.

“Committee” shall mean the Compensation and Talent Committee of the Board.

“Disability” of a Participant means that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer. In the event of a dispute, the determination of whether a Participant is Disabled will be made by the Committee and may be supported by the advice of a physician competent in the area to which such Disability relates.

“Eligible Employee” shall mean any employee of the Company or any of its Subsidiaries.

“Leave of Absence” shall mean any leave of absence authorized in writing by the Company or any Subsidiary or Parent, as applicable, prior to its commencement.

“Parent” shall mean a corporation, limited liability company, partnership or other entity which owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company.

“Participant” shall mean, for each Performance Period, an Eligible Employee who has been selected to participate in the Plan for that Performance Period.

“Performance Objectives” shall mean the financial, operational and/or individual performance objectives established by or under the direction of the Committee with respect to a given Performance Period.

“Performance Period” shall mean the Company’s fiscal year or any other period designated by the Committee with respect to which an Award may be granted.

“Plan” shall mean this Sally Beauty Holdings, Inc. Annual Incentive Plan, as amended from time to time.

“Retirement” shall mean (i) the Participant has attained the age of 65; or (ii) the sum of the Participant’s age and years of service as an employee of the Company or any Subsidiary equals or exceeds 65 years, and the Participant has at least attained the age of 55.

“Scheduled Payment Date” for any Performance Period has the meaning assigned such term in Section 6(a) hereof.

“Stock Plans” shall mean the Sally Beauty Holdings, Inc. 2019 Omnibus Incentive Plan and any future equity compensation plan(s) approved by the shareholders of the Company.

“Subsidiary” shall mean any corporation, limited liability company, partnership or other entity, domestic or foreign, of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

“Target Award” shall mean the amount of an Award, expressed as a percentage of base salary, that will be earned by a Participant for a Performance Period if designated Performance Objectives are achieved at the target level.

SECTION 3

Administration

The Committee shall administer the Plan and shall have full authority to interpret the Plan, to establish rules and regulations relating to the operation of the Plan, to select Participants, to determine the amounts of any Awards and to make all determinations and take all other actions necessary or appropriate for the proper administration of the Plan. The Committee’s interpretation of the Plan, and all actions taken within the scope of its authority, shall be final and binding on the Company, its stockholders and Participants, former Participants, and their respective successors and assigns. No member of the Committee shall be eligible to participate in the Plan.

The Committee may delegate to the Chief Executive Officer some or all of its authority with respect to Eligible Employees who are not executive officers of the Company, including the authority to select Participants, establish or approve Performance Objectives, establish or approve Target Awards, or determine the amounts of Awards to Participants under the Plan.

SECTION 4

Eligibility and Participation

The Committee shall determine the Participants in the Plan for each Performance Period. With respect to non-executive officers, the Chief Executive Officer shall recommend to the Committee a list of Eligible Employees (and/or job classifications or categories of Eligible Employees) proposed to be Participants in the Plan for each Performance Period. Within 90 days after the beginning of each Performance Period (or such longer period as may be determined by the Committee from time to time), the Committee shall review and approve the Eligible Employees and/or job classifications or categories of Eligible Employees who will be Participants in the Plan for that Performance Period. The Chief Executive Officer may add or delete non-executive officer Participants and/or job classifications or categories of Participants during a Performance Period, subject to Committee approval.

SECTION 5

Operation of the Plan

(a)Establishment of Target Awards. Within 90 days after the beginning of each Performance Period (or such longer period as may be determined by the Committee from time to time), the Committee (or the Chief Executive Officer if so authorized by the Committee with respect to Participants who are not executive officers) shall approve the percentage of each Participant’s base salary that will be awarded to the Participant if designated Performance Objectives are achieved at the target performance level (the “Target Award”). Each Participant’s Target Award percentage will be communicated in writing to the Participant. The actual Award to a Participant may be greater or less than his or her Target Award, depending on the level of achievement of Performance Objectives and depending on whether the Committee (or the Chief Executive Officer if so authorized by the Committee with respect to Participants who are not executive officers) exercises discretion to increase or reduce a resulting Award as provided herein.  If a Participant’s Target Award is based on his or her managerial level, and if his or her managerial level changes during the Performance Period, the Target Award percentages for such managerial levels will be prorated based on the number of days the Participant was employed in the applicable managerial levels during the Performance Period.

(b)Service Requirements and Performance Objectives.

(i)

Service Requirements.  Except as may be required by law and subject to the exceptions set forth in Section 7 hereof, a Participant must be an Active Employee for three (3) months of a Performance Period to be eligible for an Award for that Performance Period, unless the Committee (or the Chief Executive Officer if so authorized by the Committee with respect to Participants who are not executive officers of the Company) determines otherwise.

(ii)

Performance Objectives. Within 90 days after the beginning of each Performance Period (or such longer period as may be determined by the Committee from time to time), the Committee (or the Chief Executive Officer if so authorized by the Committee with respect to Participants who are not executive officers) shall establish or approve financial, operational and/or individual performance objectives relative to each Participant for a Performance Period, which may vary depending on the business unit, managerial level or role of the Participant. Such Performance Objectives may be expressed in terms of threshold, target and maximum performance levels, the achievement of which will affect the amount of the Awards earned, with or without interpolation between points. The applicable Performance Objectives for each Participant shall be communicated in writing to the Participant as soon as practicable after they are established.

(c)Determination of Awards. As soon as practicable after the end of each Performance Period, the Committee (or the Chief Executive Officer if so authorized by the Committee with respect to Participants who are not executive officers) will review the level of achievement of Performance Objectives for the Performance Period. While the achievement of Performance Objectives shall in all cases be taken under consideration by the Committee (or the Chief Executive Officer if so authorized by the Committee to determine Awards with respect to Participants who are not executive officers), the final Award for each Participant is within the sole discretion of the Committee (or the Chief Executive Officer if so authorized by the Committee with respect to Participants who are not executive officers), based on such factors as it or he shall deem relevant. The Committee (or the Chief Executive Officer, as the case may be) shall review and approve all Awards, based upon the assumption that the Participant will be an Active Employee on the Scheduled Payment Date (defined below).

SECTION 6

Payment of Awards

(a)Awards will be paid to Participants within 30 days after the amount of such Awards for a Performance Period have been determined, but no later than March 15 of the calendar year following the end of the Performance Period for which the Awards, if any, were earned (the “Scheduled Payment Date”).

(b)Unless otherwise provided in Section 7 or determined by the Committee, a Participant must be an Active Employee on the Scheduled Payment Date for a Performance Period to be eligible for an Award.

(c)Awards made to Participants who are participating in the Plan for less than the entire Performance Period shall be prorated based on the number of days that the Participant was an Active Employee during the applicable Performance Period.

(d)Any Participant may be removed from consideration for an Award (or have the Award amount reduced) at the discretion of the Committee or its designee. Performance-related and ethics-related personnel actions are particularly likely to lead to removal from consideration.

(e)Payment of Awards may be made in cash, stock, restricted stock, options, other stock-based or stock-denominated units or any combination thereof determined by the Committee. Equity or equity-based awards shall be granted under the terms and conditions of one or more of the Company’s Stock Plans. If so authorized by the Committee, payment of Awards may be deferred in accordance with a written election by the Participant pursuant to procedures established by the Committee.

SECTION 7

Effect of Employment Status

(a)General.

(i)	Unless otherwise provided in this Section 7 or determined by the Committee, a Participant must be an Active Employee on the Scheduled Payment Date for a Performance Period to be eligible for an Award.

(ii)

Except as may be required by law and subject to the exceptions set forth in this Section 7, a Participant must be an Active Employee for at least three months of a Performance Period to be eligible for an Award for that Performance Period, unless the Committee (or the Chief Executive Officer if so authorized by the Committee with respect to Participants who are not executive officers of the Company) determines otherwise.

(b)Termination of Employment Following Conclusion of Performance Period and Prior to Scheduled Payment Date. Unless otherwise determined by the Committee in its discretion, and subject to any contrary provision in an individual employment, severance or similar agreement with a Participant:

(i)

If a Participant’s employment terminates by reason of his or her  death, Disability or Retirement after the end of the Performance Period but before the Scheduled Payment Date, then such Participant shall be eligible to earn an Award on the Scheduled Payment Date based upon the level of achievement of such Participant’s Performance Objectives for the applicable Performance Period.

(ii)

If the Company terminates a Participant’s employment without Cause after the end of the Performance Period but before the Scheduled Payment Date, then such Participant shall be eligible to earn an Award on the Scheduled Payment Date based upon the level of achievement of such Participant’s Performance Objectives for the applicable Performance Period, provided that within thirty (30) days after the date of termination the Participant shall have executed a separation and full release of claims/covenant not to sue agreement in the form provided by the Company (the “Release Agreement”) and such Release Agreement shall not have been revoked within the revocation period specified in the Release Agreement.

(iii)

If a Participant’s employment terminates after the end of the Performance Period but prior to the Scheduled Payment Date for any reason other than as set forth in Section 7(b)(i) or (ii), then such Participant shall not be eligible for an Award.

(c)Termination of Employment During Performance Period. Unless otherwise determined by the Committee in its discretion, and subject to any contrary provision in an individual employment, severance or similar agreement with a Participant:

(i)

If a Participant’s employment terminates by reason of his or her  death, Disability or Retirement during the Performance Period, then, provided that, except as otherwise required by law, such Participant has been an Active Employee for at least three months of the Performance Period, such Participant shall be eligible to earn a pro rata Award on the Scheduled Payment Date based upon the level of achievement of such Participant’s Performance Objectives for the applicable Performance Period, with such proration based upon the number of days that the Participant was an Active Employee during the applicable Performance Period.

(ii)

If the Company terminates Participant’s employment without Cause during the Performance Period, then, provided that, except as otherwise required by law, such Participant has been an Active Employee for at least three months of the Performance Period, such Participant shall be eligible to earn a pro rata Award on the Scheduled Payment Date based upon the level of achievement of such Participant’s Performance Objectives for the applicable Performance Period, with such proration based upon the number of days that the Participant was an Active Employee during the applicable Performance Period, provided that within thirty (30) days after the date of termination Participant shall have executed a Release Agreement and such Release Agreement shall not have been revoked within the revocation period specified in the Release Agreement.

(iii)	If a Participant’s employment terminates during the Performance Period for any reason other than as set forth in Section 7(c)(i) or (ii), then such Participant shall not be eligible for an Award.

(d)Transfers; Other Changes in Status. Subject to any contrary provision in an individual employment, severance or similar agreement with a Participant:

(i)

In the event a Participant is transferred between the Company and one or more of its Subsidiaries or to an unaffiliated company, the effect of the transfer on the Award shall be determined by the Committee (or the Chief Executive Officer if so authorized by the Committee with respect to Participants who are not executive officers of the Company).

(ii)

If a Participant begins employment or is promoted to an eligible position after the beginning of a Performance Period, the Committee (or the Chief Executive Officer if so authorized by the Committee with respect to Participants who are not executive officers), in its or his discretion, may determine whether such employee may participate in the Plan and if so, the terms of such participation. Any Award earned by such Participant will be prorated based on the number of days such person participated in the Plan during the Performance Period, unless the Committee or the Chief Executive Officer, as the case may be, determines otherwise.

(iii)

If a Participant is demoted during a Performance Period, the Committee (or the Chief Executive Officer if so authorized by the Committee with respect to Participants who are not executive officers) will determine whether Plan participation ends at that time, or is continued, perhaps at a reduced level. If participation ends, any Award earned during the time of participation will be prorated based on the number of days such person participated in the Plan during the Performance Period and the level of participation.

(iv)

Except as may be required by law, if a Participant takes a Leave of Absence during the Performance Period for any reason, then, notwithstanding Section 7(a) hereof, such Participant shall be eligible to earn an Award and any Award earned by such Participant will be prorated based on the number of days such person participated in the Plan during the Performance Period, unless the Committee or the Chief Executive Officer, as the case may be, determines otherwise.

(e)(Applies to Canadian and United Kingdom/European Union Eligible Employees Only) - The date of termination of employment under the Plan shall be determined to be:

(i)	In the case of a Participant’s resignation or retirement, the day on which the Participant ceases to be an employee of the Company.

(ii)

In the case of the dismissal of the Participant or any other termination of employment not otherwise addressed, whether for cause or otherwise, the earlier of the date on which the Participant receives notice of termination of employment or the day on which the Participant ceases to be an employee of the Company.

(iii)

In the case of any single-member limited liability company or single-shareholder corporation providing executive management services to the Company or its Subsidiaries through its sole member or shareholder, the day that provision of executive management services ceases.

SECTION 8

Change in Control

Unless otherwise determined by the Committee in its discretion, and subject to any contrary provision in an individual employment, severance or similar agreement with a Participant, if a Change in Control occurs during a Performance Period, then, provided that the Participant is an Active Employee on the effective date of the Change in Control, a Participant shall be eligible to earn a pro rata Award based upon the level of achievement of such Participant’s Performance Objectives for the applicable Performance Period, measured as of the effective date of the Change in Control, as determined in the sole discretion of the Committee or the Board (as constituted immediately prior to the Change in Control) with such proration based upon the number of days elapsed from the commencement of the applicable Performance Period through the effective date of the Change in Control.  Such pro rata Awards shall be paid to Participants no later than thirty (30) days after the effective date of the Change in Control and, unless other determined by the Company in its sole discretion, such payments shall be in full satisfaction of Awards under the Plan for such Performance Period and no additional amounts shall be payable to Participants under the Plan with respect to such Performance Period.

SECTION 9

Amendment and Termination

The Committee may amend the Plan at any time and from time to time. The Committee may terminate the Plan at any time.

SECTION 10

Other Provisions

(a)No Eligible Employee or other person shall have any claim or right to be granted an Award under the Plan. Neither the establishment of this Plan, nor any action taken hereunder, shall be construed as giving any Eligible Employee any right to be retained in the employ of the Company or any of its Subsidiaries. Nothing contained in the Plan shall limit the ability of the Company to make payments or awards to Eligible Employees under any other plan, agreement or arrangement.

(b)The rights and benefits of a Participant hereunder are personal to the Participant and, except for payments made following a Participant’s death, shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer, encumbrance, attachment, garnishment or other disposition.

(c)Awards under the Plan shall not constitute compensation for the purpose of determining participation or benefits under any other plan of the Company unless specifically included as compensation in such plan.

(d)If there is any conflict between the provisions of the Plan and any individual employment, severance or similar agreement with a Participant to the extent such an agreement exists or is subsequently implemented by the Company, such conflict shall be resolved so as to provide the greater benefit to the Participant.

(e)The Company (or the Participant’s employing company) shall have the right to deduct from Awards any taxes or other amounts required to be withheld by law.

(f)Nothing contained in the Plan shall be construed to prevent the Company or any of its Subsidiaries from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on any Awards made under the Plan and nothing in the Plan shall be deemed to limit or restrict the ability of the Company or any of its Subsidiaries from establishing any compensation plan or arrangement, or making any payment, or granting any Award to any Eligible Employee or other person. No employee, beneficiary or other person shall have any claim against the Company or any of its Subsidiaries as a result of any such action.

(g)All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Texas without regard to principles of conflict of laws.

(h)No member of the Committee or the Board, and no officer, employee or agent of the Company shall be liable for any act or action hereunder, whether of commission or omission, taken by any other member, or by any officer, agent, or employee, or, except in circumstances involving bad faith, for anything done or omitted to be done in the administration of the Plan.

(i)(Applies to United States Eligible Employees Only) - Nothing in the Plan is intended to or shall change the nature of any Participant’s employment from being “at will,” terminable by the employer or employee at any time, with or without notice.

(j)(Applies to Canadian and United Kingdom/European Union Eligible Employees Only) - Nothing in the Plan is intended to or shall change the nature of any Participant’s contract of employment with the Company or affect the Company’s right to terminate the employment of the Participant.

(k)Nothing in this Plan is intended to change the nature of the contract to provide executive management services or affect any right to terminate such contract, in the case of any single-member limited liability company or single-shareholder corporation providing executive management services to the Company or its Subsidiaries through its sole member or shareholder.

(l)Awards granted under this Plan shall be subject to any compensation recoupment policy that the Company may adopt from time to time that is applicable by its terms to the recipient of such award.